UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2013

The Hillman Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: (513) 851-4900

Not Applicable

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on May 23, 2013, James P. Waters, Executive Vice President and Chief Operating Officer of The Hillman Companies, Inc. (“Hillman” or the “Company”) was elected by unanimous written consent to Hillman’s Board of Directors, effective immediately.

Effective July 1, 2013 and as previously announced on May 23, 2013, Max W. (“Mick”) Hillman, the Chief Executive Officer and President of Hillman will retire after 44 years with the Company. Mr. Hillman will retain a seat on Hillman’s Board of Directors.

Mr. Waters will succeed Mr. Hillman as Chief Executive Officer of the Company and its subsidiaries, effective July 1, 2013. Mr. Waters joined Hillman in 1999 as Chief Financial Officer and was appointed as Executive Vice President and Chief Operating Officer in 2011. Mr. Waters served in these positions through a period of extensive growth at the Company.

The biographical information of Mr. Hillman, Mr. Waters and each of the executive officers of the Company, except as discussed under this Item 5.02, is included in the Company’s Registration Statement on Form S-4 filed on May 24, 2013 and incorporated by reference into this Item 5.02.

Amended and Restated Employment Agreement with James P. Waters

In connection with the employment of Mr. Waters as Chief Executive Officer of Hillman, The Hillman Group, Inc. (“Hillman Group”) and Mr. Waters have entered into an amended and restated employment agreement, dated as of May 23, 2013 and effective as of July 1, 2013 (the “Effective Date”). The employment agreement is for a term of three years beginning on the Effective Date, with year-to-year automatic renewal after the term, unless the employment agreement is terminated earlier or not renewed. The agreement provides for an initial annual base salary of $400,000 (or such higher rate as the Board of Directors may determine from time to time) and annual cash bonus target of 75% of base salary and maximum of 150% of base salary under the Company’s performance-based bonus plan. For the period ending December 31, 2013, Mr. Waters’ bonus will be based on a weighted average of his base salary rates for such year. As promptly as practicable following the Effective Date, Mr. Waters will receive additional stock options to purchase 1,375 shares of common stock of the Company’s parent company, OHCP HM Acquisition Corp. (“OHCP”).

The employment agreement provides severance generally consistent with Mr. Waters’ prior agreement. In the event his employment is terminated without “cause” or if he resigns with “good reason” (each as defined in the agreement), Mr. Waters would be entitled to (i) continued payments of base salary for a period of two years following termination; (ii) a prorated portion of his annual bonus, if any, for the year in which termination occurs, payable when bonus payments for such year are made to other senior executives; and (iii) 50% of the amount equal to the greater of the average of his annual bonuses for the preceding three years or the most recent bonus paid to him prior to termination (the “Termination Bonus Amount”). In addition, Mr. Waters would be entitled to continued health benefit coverage for twelve months at the Company’s expense, and, if permitted by the Company’s insurers, continued participation in the Company’s group life and disability insurance plans for six months at the Company’s expense.

If a “change in control” (as defined in the agreement) occurs and in the event of a termination by the Company without cause, resignation with good reason, or due to non-renewal by the Company within 90 days following such change of control, Mr. Waters would be entitled to (i) a lump sum payment equal to the sum of one year of his then current rate of base salary plus 50% of the Termination Bonus Amount, payable within 30 days of termination or resignation, (ii) a prorated portion of his annual bonus, if any, for the year in which termination occurs, payable when bonus payments for such year are made to other senior executives, and (iii) beginning on the first anniversary of the termination date, payments of his base salary (as of the termination date) for a period of one year.

No severance payments or benefits are payable in the event of a termination for cause or resignation without good reason. In such case, Mr. Waters would be entitled only to payment of the “accrued payments” (as defined in the agreement).

The employment agreement includes restrictive covenants, including two-year non-solicitation of employees and customers and two-year non-competition if terminated by the Company without cause or Mr. Waters resigned with good reason, or in the event of any other termination, one-year non-competition. The employment agreement requires Mr. Waters not to disclose at any time confidential information of the Company or of any third party to which the Company has a duty of confidentiality and to assign to the Company all intellectual property developed during employment.

The description of Mr. Waters’ employment agreement does not purport to be a complete description of the terms thereof and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Separation Agreement with Max W. Hillman, Jr.

In connection with Mr. Hillman’s retirement, the Company, Hillman Group and Mr. Hillman entered into a Separation Agreement, dated as of May 28, 2013 (the “Separation Agreement”), as contemplated by the letter dated as of May 23, 2013, between the Company and Mr. Hillman, setting forth certain terms and conditions relating to the termination of Mr. Hillman’s employment as President and Chief Executive Officer due to his retirement.

Pursuant to the terms of the Separation Agreement, Mr. Hillman will continue to be employed by the Company through July 1, 2013 (the “Termination Date”). During the period from the date of the Separation Agreement to the Termination Date, Mr. Hillman will assist with the transition of his responsibilities and duties to the Company’s new Chief Executive Officer, Mr. Waters, and otherwise provide transition assistance and support to the Company, as reasonably directed by OHCP, as designee of the Board of Directors.

Beginning on the Termination Date, Mr. Hillman will be engaged to provide certain “consulting services” (as defined in the Separation Agreement) as an independent contractor to Hillman Group for a period of 30 months (the “Consulting Period”). For such consulting services, Mr. Hillman will be entitled to (A) an amount equal to six months of his annual base salary as in effect at the Termination Date for the first six months of the Consulting Period and, (B) for the remainder of the Consulting Period, a fee of $50,000 per annum, paid quarterly in arrears. In addition, Mr. Hillman would be entitled to reimbursement for reasonable travel and other business-related out-of-pocket expenses and, provided not prohibited by the Company’s plan, health plan coverage.

Subject to early termination, the Consulting Period will terminate on December 31, 2015. From and after the Termination Date and until otherwise requested by OHCP or as mutually agreed, Mr. Hillman shall serve as a member of the Board of Directors, with fees at a rate of $50,000 per annum, paid quarterly in arrears.

In consideration for Mr. Hillman’s continued compliance with the restrictive covenants of his employment agreement, dated as of December 21, 2008, as amended by letter on May 28, 2010 and by the Separation Agreement, he would be entitled to the following payments and benefits: (i) the opportunity to receive the 2013 fiscal year performance bonus award, as a lump sum at the same time as bonuses are generally paid to other executives in respect of the 2013 fiscal year, so long as the applicable performance goals are met; (ii) payment in respect of any accrued but unused vacation for the 2013 fiscal year on the Termination Date; (iii) reimbursement of expenses incurred in the course of and for the purpose of employment that have been submitted prior to, and are unpaid as of, the Termination Date, within thirty (30) days following the Termination Date; (iv) with respect to the options to acquire 4,200 shares of OHCP common stock, of which options with respect to 1,260 shares will have vested as of the Termination Date, the opportunity to vest in additional options as follows: (A) an additional 280 Service Options will vest May 30, 2014 and an additional 280 Service Options will vest May 28, 2015, subject to continued service through those dates; (B) a portion of Mr. Hillman’s Performance Options, including the unearned portion of the 2010 fiscal year installment (140 Performance Options) and the entire portion of the 2013 fiscal year installment (280 Performance Options) will be eligible for vesting based on the achievement of the annual EBITDA targets for the 2013 fiscal year; (C) if a Change of Control occurs within 12 months following the Termination Date, (x) 50% of Mr. Hillman’s Outcome-Based Options will vest if OH IRR equals or exceeds 15%; and (y) an additional 50% of Mr. Hillman’s Outcome-Based Options will vest if OH IRR equals or exceeds 17.5%; and (D) subject to continued service through the end of the Consulting Period or, if earlier, through the date of a Change of Control, then, if a Change in Control occurs following the 12-month anniversary of the Termination Date, up to 840 shares of Mr. Hillman’s Outcome-Based Options will be eligible to vest (i.e., 420 shares of the Outcome-Based Options vest if OH IRR equals or exceeds 15% and an additional 420 vest if OH IRR equals or exceeds 17.5%); and (v) payment of Mr. Hillman’s car allowance and club membership reimbursement shall be discontinued as of the Termination Date. Mr. Hillman’s entitlement to consulting payments will also be subject to his execution of an irrevocable release in a form reasonably acceptable to the Company.

The description of the Separation Agreement is qualified in its entirety by reference to the complete text of the document, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Certain Relationships and Related Transactions

The information set forth under Item 13 of the Company’s Form 10-K for the year ended December 31, 2012 is incorporated by reference into this Item 5.02.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Adoption of Second Amended and Restated By-laws

On May 23, 2013, the Board of Directors approved the Second Amended and Restated By-laws of the Company (as amended and restated, the “By-laws”), effective as of the date of adoption. The By-laws have been amended to remove the requirement that the Company’s executive officers include the office of President and to provide that the Chief Executive Officer shall be the principal executive officer of the Company.

The description of the Company’s By-laws is qualified in its entirety by reference to the complete text of the document, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01	Other Events.

On May 23, 2013, the Company issued a press release relating to Mr. Hillman’s retirement and Mr. Waters’ succession as Chief Executive Officer. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information under Item 8.01 of this Form 8-K and the press release exhibited hereto is being furnished under Item 8.01. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filing, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable

(d) Exhibits.

Exhibit Number	Description of Exhibit

3.1*	Second Amended and Restated By-laws of The Hillman Companies, Inc.

10.1*	Amended and Restated Employment Agreement, dated as of May 23, 2013, by and between The Hillman Group, Inc. and James P. Waters.

10.2*	Separation Agreement, dated as of May 28, 2013, by and among The Hillman Group, Inc., The Hillman Companies, Inc. and Max W. Hillman, Jr.

99.1*	Press Release dated May 23, 2013.

99.2	Registration Statement on Form S-4 (File No. 333-188869) filed on May 24, 2013.

99.3	Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 1-13291) filed on March 29, 2013.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2013	THE HILLMAN COMPANIES, INC.

/s/ Anthony A. Vasconcellos
Anthony A. Vasconcellos
Chief Financial Officer and Treasurer

Exhibit Number	Description of Exhibit

3.1*	Second Amended and Restated By-laws of The Hillman Companies, Inc.

10.1*	Amended and Restated Employment Agreement, dated as of May 23, 2013, by and between The Hillman Group, Inc. and James P. Waters.

10.2*	Separation Agreement, dated as of May 28, 2013, by and among The Hillman Group, Inc., The Hillman Companies, Inc. and Max W. Hillman, Jr.

99.1*	Press Release dated May 23, 2013.

99.2	Registration Statement on Form S-4 (File No. 333-188869) filed on May 24, 2013

99.3	Annual Report on Form 10-K for the year ended December 31, 2012 (File No. 1-13291) filed on March 29, 2013.

*	Filed herewith.